Exhibit 99.1

News Release

®

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:         Glenn Eanes
                       Vice President and Treasurer
                       540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES TRANSITION

OF THE CHARIMAN OF THE BOARD

________________________________________________________________________

President & Chief Executive Officer Kent Guichard to add title of Chairman

WINCHESTER, VA. (March 4, 2009) – American Woodmark Corporation (NASDAQ: AMWD), a leading supplier of cabinetry to the remodeling and new construction industries, announced today that Mr. Jake Gosa, Chairman of the Board, has declined to seek re-election to the Company’s Board of Directors at the next annual shareholders meeting. Mr. Kent Guichard, President and Chief Executive Officer, will assume the additional role of Chairman of the Board subsequent to the Company’s 2009 shareholders meeting to be held on August 27, 2009.

Commenting on Mr. Guichard’s new responsibilities, Mr. Gosa stated “I am extremely pleased with the Company’s performance in a challenging industry environment. Kent’s assumption of the role of Chairman will represent the completion of the orderly transition that we began in 2005. His leadership and focus on achieving our vision of delivering a superior customer experience has led the Company to new levels of customer satisfaction and improved operational performance. Kent and his team have positioned the Company to emerge on the other side of the current housing cycle a leaner, even more competitive organization.”

Commenting on Mr. Gosa’s decision to step down from the Company’s board, Mr. Guichard stated, “I have been extremely fortunate to have worked with Jake for sixteen years. We are all deeply grateful to Jake for his dedicated service to the Company. While we will miss his daily presence, Jake leaves us having built a strong foundation and prepared to face the challenges ahead. I appreciate the confidence of Jake and the Board. Our goal is to achieve the same degree of success as the Company achieved under his leadership.”

Mr. Guichard joined the Company in 1993 as Vice President, Finance, and Chief Financial Officer and was elected to the Company's Board of Directors in 1997. He was promoted to Senior Vice President, Finance, and Chief Financial Officer in 1999; to Executive Vice President in 2004; to Chief Operating Officer in 2005; to President and Chief Operating Officer in 2006; and to President and Chief Executive Officer in 2007.

American Woodmark Corporation, located in Winchester, Virginia, is the third largest manufacturer of kitchen and bath cabinets in the United States. Offering more than 350 cabinet lines in a wide variety of designs, materials and finishes, American Woodmark products are sold through a network of dealers and distributors and directly to home centers and home builders.

The Company operates 14 manufacturing facilities in Arizona, Georgia, Indiana, Kentucky, Maryland, Oklahoma, Tennessee, Virginia and West Virginia, as well as various service centers across the country. American Woodmark shares are traded on the NASDAQ Global Select Market under the symbol “AMWD.” To find out more about American Woodmark, and view its vast array of cabinet styles, visit its web site at www.americanwoodmark.com.

- END -